Exhibit 99.1

RUBICON TECHNOLOGY, INC. REPORTS STRONG THIRD QUARTER

2010 RESULTS OF OPERATIONS AND ANNOUNCES THE OPENING OF TWO

NEW MANUFACTURING FACILITIES

Bensenville, Ill – November 4, 2010— Rubicon Technology, Inc. (NASDAQ:RBCN), a leading provider of sapphire substrates and products to the LED, RFIC, Semiconductor, and Optical industries, today reported financial results for its third quarter ended September 30, 2010 and announced the opening of two new manufacturing facilities.

Third Quarter Results and Fourth Quarter Outlook

Third Quarter 2010 Financial Highlights

•	Revenue rose to $20.5 million, up 30 percent sequentially

•	Gross margin increased 8 percentage points to 54 percent

•	Operating margin reaches 40 percent

•	Diluted earnings per share nearly doubles sequentially to $0.35

Commenting on the results, Raja Parvez, President and CEO said, “We had another outstanding quarter with strong growth in revenue and earnings. Overall demand from the LED market remained strong in the quarter as our customers continued to add capacity in response to the projected rapid growth in the LED industry.”

The Company’s revenue increased 30 percent sequentially to $20.5 million in the current quarter largely due to increased pricing for sapphire substrates driven by strong demand from the LED market. The Company also reported continued strong interest for its polished six inch wafers. Mr. Parvez continued, “With the increased polishing capacity we are bringing on-line, we expect the six inch polished wafer product to become an increasingly large percentage of our total revenues.”

Fourth Quarter 2010 Guidance

Commenting on the outlook for the fourth quarter, William Weissman, Rubicon’s Chief Financial Officer said “While we have seen some softening in demand in certain geographies associated with higher TV panel inventories, overall demand remains strong and we expect prices for our sapphire products to increase in the fourth quarter by at least 15 percent on average sequentially. We also anticipate beginning to add capacity in both crystal growth and polishing in the quarter. As a result we expect revenue to increase 27 percent sequentially to $26 million. Gross margin should be in the high 50 percent range with operating margin in the mid 40 percent range. Based on a projected diluted share count of 24 million shares, we expect diluted earnings per share of approximately $0.48.”

The Opening of Two New Factories

The Company also reported that it recently opened both its new crystal growth facility in Batavia, Illinois and its new polishing facility in Penang, Malaysia. The new crystal growth facility will be producing larger crystals allowing the Company even more flexibility in addressing the growing demand for larger diameter sapphire substrates. The new polishing facility will be responsible for the more labor intensive crystal fabrication processes and will also allow the Company to significantly expand its capacity for large diameter wafer polishing.

Mr. Parvez commented, “Combined, I believe these two new facilities give us a significant advantage in the marketplace. This combination of high volume, high quality, large diameter crystal growth and polishing capability makes us unique in the marketplace today and positions us very well to maintain our leadership position for years to come.”

Conference Call Details

Rubicon will host a conference call at 5:00 p.m. Eastern time on November 4, 2010 to review the highlights of the third quarter 2010 results and the fourth quarter 2010 outlook. The conference call will be available to the public through a live audio web broadcast via the Internet. Log on through the Investor Relations section of Rubicon’s website at http://www.rubicon-es2.com/index.html. An audio replay of the call will be available approximately two hours after the conclusion of the call. The audio replay will remain available until 11:59 p.m. Eastern time on November 11, 2010, and can be accessed by dialing (888) 286-8010 or (617) 801-6888 (international). Callers should reference conference ID 19125212. The webcast will be archived on the Company’s website.

About Rubicon Technology, Inc.

Rubicon Technology, Inc. is an advanced electronic materials provider that is engaged in developing, manufacturing and selling monocrystalline sapphire and other crystalline products for light-emitting diodes (LEDs), radio frequency integrated circuits (RFICs), blue laser diodes, optoelectronics and other optical applications. The Company applies its proprietary crystal growth technology to produce very high-quality sapphire in a form that allows for volume production of various sizes and orientations of substrates and windows. Rubicon is a vertically-integrated manufacturer with capabilities in crystal growth, high precision core drilling, wafer slicing, surface lapping, large-diameter polishing and wafer cleaning processes, which the Company employs to convert the bulk crystal into products with the quality and precision specified by its customers. The Company is actively developing larger diameter products to support next-generation LED, RFIC and optical window applications.

Further information is available at http://www.rubicon-es2.com.

Forward-Looking Statements

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,”

“estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the third quarter of 2010, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by us. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include managing the expansion of our manufacturing capacity, market acceptance of LED lighting, our ability to adapt to future changes in the LED industry, our successful development and market acceptance of RFIC and other new products, changes in the average selling prices of sapphire products, dependence on key customers, potential disruptions in our supply of electricity, changes in our product mix, our ability to protect our intellectual property rights, the competitive environment, the availability and cost of raw materials, the cost of compliance with environmental standards, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations and other risks and uncertainties described in the company’s most recent Form 10-K and other filings with the Securities and Exchange Commission. For these reasons, readers are cautioned not to place undue reliance on the company’s forward-looking statements. Any forward-looking statement that the company makes speaks only as of the date of such statement, and the company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

CONTACT:

William Weissman

Chief Financial Officer

847-457-3610

Rubicon Technology, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

Assets	September 30 2010 (unaudited)	December 31 2009 (unaudited)
Cash and cash equivalents	$11,962	$3,860
Restricted cash	533	8
Short-term investments	71,126	40,716
Accounts receivable, net	12,573	4,967
Inventories, net	8,441	6,597
Other current assets	7,613	3,444

Total current assets	112,248	59,592
Property and equipment, net	69,806	39,525
Investments	2,000	2,000
Other assets	—	69

Total assets	$184,054	$101,186

Liabilities and Stockholders’ Equity
Accounts payable	$4,571	$2,056
Accrued and other current liabilities	3,676	1,690

Total liabilities	8,247	3,746

Stockholders’ equity	175,807	97,440

Total liabilities and stockholders’ equity	$184,054	$101,186

Rubicon Technology, Inc.

Condensed Consolidated Statements of Operations (unaudited)

(in thousands except share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Revenue	$20,522	$5,737	$47,825	$11,280
Cost of goods sold	9,423	6,143	25,348	15,956

Gross profit (loss)	11,099	(406)	22,477	(4,676)

General and administrative expenses	2,341	1,264	6,918	3,424
Sales and marketing expenses	329	310	892	799
Research and development expenses	260	216	706	566
Loss on disposal of assets	29	—	334	—

Total operating expenses	2,959	1,790	8,850	4,789

Income (loss) from operations	8,140	(2,196)	13,627	(9,465)

Other income (expense):
Interest income (expense) and other, net	30	134	132	590

Income (loss) before income taxes	8,170	(2,062)	13,759	(8,875)
Income tax expense	(126)	—	—	—

Net income (loss)	$8,296	$(2,062)	$13,759	$(8,875)

Net income (loss) per common share:
Basic	$0.36	($0.10)	$0.65	($0.44)
Diluted	$0.35	($0.10)	$0.61	($0.44)
Weighted average common shares outstanding used in computing net income (loss) per common share:
Basic	22,923,900	20,032,470	21,319,485	20,112,967
Diluted	23,977,278	20,032,470	22,442,553	20,112,967

Rubicon Technology, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Cash flows from operating activities
Net income (loss)	$8,296	($2,062)	$13,759	($8,875)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	1,449	1,362	4,239	3,976
Other	582	242	1,892	646
Changes in operating assets and liabilities
Accounts receivable, net	(3,334)	(1,121)	(7,606)	(853)
Inventories	(1,584)	723	(1,821)	635
Other current assets	(2,577)	596	(4,142)	2,132
Accounts payable	1,287	(448)	2,500	(1,572)
Accrued expenses and other current liabilities	290	207	1,932	(514)

Net cash provided by (used in) operating activities	4,409	(501)	10,753	(4,425)

Cash flows from investing activities
Purchases of property and equipment, net of proceeds from disposal of assets	(15,162)	(1,610)	(34,854)	(3,224)
Purchases of investments net of proceeds from sales of investments	1,786	2,904	(30,401)	6,382

Net cash (used in) provided by investing activities	(13,376)	1,294	(65,255)	3,158

Cash flows from financing activities
Purchase of treasury stock	—	—	—	(2,577)
Proceeds from issuance of common stock, net of issuance costs	(66)	—	61,723	—
Other financing activities	100	30	853	31

Net cash provided by (used in) financing activities	34	30	62,576	(2,546)

Net effect of currency translation	(15)	—	28	—

Net increase (decrease) in cash and cash equivalents	(8,948)	823	8,102	(3,813)
Cash and cash equivalents, beginning of period	20,910	2,993	3,860	7,629

Cash and cash equivalents, end of period	$11,962	$3,816	$11,962	$3,816